EXHIBIT 10.1
August 10, 2007
Robert M. Smith, Jr.
c/o Delphi Capital Management, Inc.
590 Madison Avenue, 30th Floor
New York, New York 10022
Amendment and Consolidation of Prior Restricted Share Unit Award Agreements
Dear Bob:
          This letter will serve as notice that, by action of the Compensation Committee (the “Committee”) of the Board of Directors of Delphi Financial Group, Inc. (the “Company”) taken on August 2, 2007, the terms and conditions of the awards made to you on February 11, 2004 and February 9, 2005 of 11,598 and 10,185 (each on a split-adjusted basis) Restricted Share Units, respectively (collectively, the “Units”), pursuant to the Company’s 2003 Employee Long-Term Incentive and Share Award Plan (the “Plan”), as described in the Award Agreements dated May 7, 2004, as previously amended, and February 14, 2005 (collectively, the “Prior Award Agreements”), have, pursuant to Section 9(d) of the Plan, been amended and restated in accordance with the terms hereof. The Units granted in February 2004 are referred to below as the “2004 Units” and the Units granted in February 2005 are referred to below as the “2005 Units.”
          In connection with such amendments and restatements, this letter will serve to consolidate and replace the Prior Award Agreements in their entirety with respect to the terms of the Units, which, as so amended and restated, are as follows (with all capitalized terms used but not defined below having the meanings set forth in the Plan):
          The 2004 Units entitle you to receive 11,598 shares of the Company’s Class A Common Stock (the “Stock”) upon the earliest of (a) your death or Disability (as defined below), (b) the expiration of any such Delay Period (as such term is defined below) as may be required by the penultimate paragraph of this letter following your “separation from service” (which term, as used herein, shall have the definition contained in Treas. Reg. § 1.409A-1(h)) with the Company (i) by reason of your Occupational Disability (as defined below) that does not also qualify as a Disability or normal retirement in accordance with the policies set by the Company’s Board of Directors (the “Board”), (ii) by the Company other than for Cause (as defined below), (iii) by you for Good Reason (as defined below), or (iv) for any reason following a Change of Ownership of the Company, (c) an event or condition that constitutes both a Change of Ownership of the Company and a “change in control event” (which term, as used herein, shall have the definition contained in Treas. Reg. 1.409A-3(i)(5)(i)) with respect to the Company, and (d) with respect to the Applicable Vested

Robert M. Smith, Jr.
August 10, 2007

Percentage of such number of shares of the Stock only, upon the expiration of such Delay Period as may be required by the penultimate paragraph of this letter following your “separation from service” with the Company for any reason. The “Applicable Vested Percentage,” with respect to the 2004 Units, is equal to one-third (33 1/3%), with such percentage to increase by an additional 33 1/3% on each of February 11, 2008 and February 11, 2009.
          The 2005 Units entitle you to receive 10,185 shares of the Stock upon the earliest of (a) your death or Disability, (b) the expiration of such Delay Period as may be required by the penultimate paragraph of this letter following your “separation from service” with the Company (i) by reason of your Occupational Disability that does not also qualify as a Disability or normal retirement in accordance with the policies set by the Board, (ii) by the Company other than for Cause, (iii) by you for Good Reason, or (iv) for any reason following a Change of Ownership of the Company, (c) an event or condition that constitutes both a Change of Ownership of the Company and a “change in control event” with respect to the Company, and (d) with respect to the Applicable Vested Percentage of such number of shares of the Stock only, the expiration of such Delay Period as may be required by the penultimate paragraph of this letter following your “separation from service” with the Company for any reason. The “Applicable Vested Percentage,” with respect to the 2005 Units, shall be equal to zero until February 9, 2008, on which date such percentage shall be increased to thirty-three and one third percent (33 1/3%), with such percentage to be increased by an additional 33 1/3% on each of February 9, 2009 and February 9, 2010.
          However, if your employment with the Company terminates other than (a) by the Company not for Cause or by you for Good Reason, (b) due to your death, Disability, Occupational Disability, or normal retirement in accordance with the policies set by the Board, or (c) for any reason following a Change of Ownership of the Company, the Units will, except as to the respective Applicable Vested Percentages thereof then in effect, be forfeited to the Company. In addition, notwithstanding anything set forth above or otherwise in this letter, if your employment is terminated by the Company for Cause, the Units will be forfeited to the Company.
          For purposes of the foregoing, with respect to each of the Units:
          “Cause” means (a) conviction of a felony or other crime involving fraud, dishonesty or moral turpitude, (b) fraud with respect to the business of the Company, or (c) gross neglect of duties of your office specified in writing by the Board. For purposes hereof, you shall not be deemed to have been terminated for Cause until the later to occur of (i) the 30th day after notice of termination is given to you and (ii) the delivery to you of a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the members of the Board at a meeting called and held for that purpose, and at which you together with your counsel were given an opportunity to be heard, finding that you were guilty of conduct described in this definition of “Cause”, and specifying the particulars thereof in detail.

Robert M. Smith, Jr.
August 10, 2007

          “Good Reason” means your voluntary termination of employment within 120 days after the occurrence without your express written consent of any of the following events, provided that you give notice to the Company at least 30 days in advance requesting that the situation be remedied, and the situation remains unremedied upon expiration of such 30-day period: (i) your removal from, or any failure to reelect you to, the position of Executive Vice President of the Company, except in connection with your termination for Cause, Occupational Disability, or Disability or termination by you other than for Good Reason; (ii) considering the Units separately for purposes of this clause according to the respective dates on which they were awarded, (a) reduction in your rate of base salary for any fiscal year to less than 100 percent of the rate in effect on the date that such Units were awarded or (b) failure of the Company to continue in effect any retirement, life insurance, medical insurance or disability plan in which you were participating on the date that such Units were awarded, unless the Company provides you with a plan or plans that provide substantially comparable benefits; (iii) a Change of Ownership; or (iv) any purported termination by the Company of your employment for Cause that is not effected in compliance with the definition of “Cause” above.
          “Occupational Disability” means an illness, injury, accident or condition of either a physical or psychological nature as a result of which you are unable to perform substantially the duties and responsibilities of your position for 180 days during a period of 365 consecutive calendar days.
          You will be deemed to have a “Disability” if you (i) are unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) are, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the Company.
          In the event that a dividend is paid or property is distributed (including, without limitation, shares of Stock) with respect to a share of the Stock while a Unit is outstanding, you will receive with respect to each Unit then outstanding: (a) in the case of a cash dividend, or a distribution of property other than stock, dividend equivalents in cash or such property which shall be paid within the calendar month in which the dividend or distribution is paid; and (b) in the case of a stock dividend, a number of additional Units equal to the number of whole or fractional shares of Stock that would have been paid if the Units had been Stock outstanding on the date of distribution.
          In the event of a stock split (other than where effected pursuant to a stock dividend) or combination of shares, recapitalization or other change in the Company’s capitalization, or other distribution to common stockholders other than normal cash dividends, the Committee will make any appropriate adjustments to the number and kind of shares of stock or securities to which the Units relate. The Committee may also make appropriate adjustments to take into account mergers,

Robert M. Smith, Jr.
August 10, 2007

consolidations, acquisitions, dispositions or similar corporate transactions if it is determined by the Committee that adjustments are appropriate to preserve (but not enhance) the value of the Units.
          In the event it shall be determined by the Company’s independent auditors that any payment or distribution made, or benefit provided (including, without limitation, the acceleration of any payment, distribution or benefit and the acceleration of vesting of any of the Units), by the Company to or for your benefit (whether paid or payable or distributed or distributable pursuant to the terms hereof or otherwise, but determined without regard to any additional payments required pursuant hereto) (a “Payment”) would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”) (or any similar excise tax) or any interest or penalties are incurred by you with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then you shall be entitled to receive an additional payment (a “Gross-Up Payment”), to be made no later than the end of the calendar year in which you make payment of the Excise Tax (notice of which payment shall be provided by you to the Company), in an amount such that after payment by you of all taxes (including any Excise Tax, income tax or payroll tax) imposed upon the Gross-Up Payment and any interest or penalties imposed with respect to such taxes, you retain from the Gross-Up Payment an amount equal to the Excise Tax imposed upon the Payments.
          The Units are subject to the terms and conditions of the Plan and may not be sold, assigned, transferred, pledged or otherwise encumbered or disposed of prior to the time, if any, that you become entitled to receive shares of Stock as provided herein other than by will or the laws of descent and distribution.
          It is intended that the Units and this letter will comply with Section 409A of the Code and any regulations and guidelines issued thereunder, to the extent subject thereto, and this letter shall be interpreted on a basis consistent with such intent. Notwithstanding any provision to the contrary in this letter, if you are, on the date of your “separation from service”, a “specified employee” within the meaning of that term under Treas. Reg. Section 1.409A-1(i), then with regard to any distribution of Stock provided for in clauses (b) or (d) of the third or fourth paragraphs of this letter, such distribution shall not be made prior to the earlier of (i) the expiration of the six (6)-month period measured from the date of your “separation from service”, or (ii) the date of your death (the “Delay Period”). Upon the expiration of the Delay Period, all distributions delayed pursuant to this paragraph shall be made to you in a single lump sum. The Company shall not have any obligation to indemnify or otherwise protect you from any obligation to pay any taxes pursuant to Section 409A of the Code.
          Please confirm your consent to and acceptance of the amended and restated terms and conditions of the Units set forth above, which shall supersede the provisions of the Prior Award Agreements in their entirety, by signing and dating both counterparts of this letter and returning one to me. The other counterpart may be retained for your files.

Robert M. Smith, Jr.
August 10, 2007

Very truly yours,

/s/ Chad W. Coulter

Chad W. Coulter
Senior Vice President, Secretary and
General Counsel
Agreed to and accepted:

/s/ Robert M. Smith, Jr.	Date:	August 16, 2007
Robert M. Smith, Jr.